Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Bio-Techne Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, 333-49962, 333-170576, and 333-199847) on Form S-8 of Bio-Techne Corporation of our report dated August 31, 2015, with respect to the consolidated balance sheets of Bio-Techne Corporation as of June 30, 2015 and 2014, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of June 30, 2015, which report appears in the June 30, 2015 annual report on Form 10-K of Bio-Techne Corporation.

Our report dated August 31, 2015 on internal control over financial reporting as of June 30, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of June 30, 2015, Protein Platforms and Novus’ internal control over financial reporting that comprise 47.9% of total assets and 18.7% of total revenues included in the consolidated financial statements of Bio-Techne Corporation as of and for the year ended June 30, 2015. Our audit of internal control over financial reporting of Bio-Techne Corporation also excluded an evaluation of the internal control over financial reporting of Protein Platforms and Novus.

/s/ KPMG LLP

Minneapolis, Minnesota

August 31, 2015